SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Quality Systems, Inc.

(Name of Registrant as Specified In Its Charter)

Ahmed Hussein

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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6)	Amount Previously Paid:

7)	Form, Schedule or Registration Statement No.:

8)	Filing Party:

        Ahmed Hussein

9)	Date Filed:

        September 15, 2005

PRESS RELEASE

DR. HUSSEIN HIGHLIGHTS ERRORS IN INSTITUTIONAL SHAREHOLDER SERVICES (“ISS”) REPORT IN QUALITY SYSTEMS PROXY CONTEST

NEW YORK, NY, September 15, 2005. Ahmed Hussein reveals today that the report of independent proxy advisor, ISS, on Quality Systems, Inc. contains inaccuracies and fails to analyze many of the key issues raised by Dr. Hussein. Dr. Hussein is opposing the Company’s proposed slate of Director-nominees at the upcoming annual meeting on September 21, 2005 in Irvine, California and has proposed his own slate of three directors.

Dr. Hussein is disappointed that the 25-page ISS report contains less than two pages of “analysis” given the increased regulatory scrutiny and public concern for transparency in all aspects of corporate governance. Those two pages of “analysis” fail to address such key issues as director compensation, which Dr. Hussein believes is excessive given the size and history of the company. Moreover, Dr. Hussein believes that the significant increases in director compensation approved by the current board over the past year go to the very core of whether the board can, in fact, act independently. The NASD Interpretation on the definition of independence states “[i]t is important for investors to have confidence that individuals serving as independent directors do not have a relationship with the listed company that would impair their independence.”

The ISS report states “[b]ased on NASD independence standards, the current board, which includes Hussein, is 100 percent independent.” FACT: Two of the current directors, Patrick Cline and Louis Silverman, are senior executives of Quality Systems, and do not qualify as “independent” under NASD independence standards. Earlier in its “analysis”, ISS states that “[t]he current board, which includes Hussein, is 86 percent independent.”

Further, the report states: “Based on definitions of independence established by The Nasdaq Stock Market, Inc., Sheldon Razin qualifies for consideration as an independent director.” While this may be true that he qualifies for “consideration”, reaching the conclusion that he is independent is not the subject of a “bright-line” test, but requires an affirmative determination by the board of directors in light of all factors that may interfere with his exercise of independent judgement. The ISS report notes, “Sheldon Razin is classified as an affiliated outside director (AO) given that he founded the company and is the former CEO”. FACT: ISS’s “analysis” fails to note that Mr. Razin’s son is an executive with the Company earning more than $60,000 per year, which would disqualify him under the NASD independence standards. As reported by The Motley Fool on September 13, 2005 in an article entitled “Quality Systems: Vote No!”, “Chairman Razin is so obviously not an independent director. That he and other leaders assert the opposite undermines their overall position.” Dr. Hussein agrees with The Motley Fool and believes ISS has missed the mark on this.

FACT: Charts contained in the ISS report show that the compensation of company CEO Louis Silverman exceeds the peer group median for total direct compensation, total long-term incentives, and cash compensation (base plus bonus). Nonetheless, in its “analysis,” ISS concludes that Silverman’s 2005 total direct compensation is “in line” with the peer group median. As stated by The Motley Fool, the package for senior management “is too rich and appears to be a retroactive move.”

On the issue of transparency in the company’s disclosure, ISS agrees with Dr. Hussein that “the company’s proxy statement, including the Report of the Board of Directors on Executive Compensation, does not provide significant disclosure regarding the company’s director and executive compensation philosophy and the rationale underlying the recent increases in board and executive compensation” and “that the company should improve its disclosure standards…for the benefit of all shareholders.”

Dr. Hussein has no issue with the Company’s financial performance and continues to commend senior management for the strong job it has done. Dr. Hussein believes, however, that the processes by which the board operates lack transparency and do not constitute “best practices” and that the compensation packages for directors and senior management are excessive. These issues, together with others outlined in his proxy statement, leave Dr. Hussein deeply concerned about the continued financial success of the Company.

Dr. Hussein notes the comment in the The Motley Fool article that “the pressure for Mr. Hussein’s ousting seems too coincidental with the board’s proposed option generosity.”

Dr. Hussein strongly urges all shareholders to read both the ISS report, if available to them, and the September 13, 2005 article, “Quality Systems: Vote No!”, in The Motley Fool, available at www.fool.com, which article supports Dr. Hussein’s position and urges shareholders to vote their BLUE proxy cards in favor of his slate of three directors. A total of eight directors will be elected, which may include a combination of Dr. Hussein’s slate and the company’s slate. As noted in his proxy statement, Dr. Hussein intends to invoke cumulative voting, as permitted under California law and the company’s bylaws, in order to elect the maximum number of his nominees allowable.

If you have any questions or need assistance in voting your BLUE proxy card, please call Dr. Hussein’s proxy solicitor, Georgeson Shareholder Communication Inc., toll-free at 1-866-391-7006 or direct at 1-212-440-9800.

THE PARTICIPANTS INVOLVED IN THIS SOLICITION ARE AHMED HUSSEIN, IBRAHIM FAWZY AND IAN GORDAN. INFORMATION REGARDING THESE PARTICIPANTS IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT OF AHMED HUSSEIN ON FILE WITH THE SEC, WHICH MAY BE OBTAINED FOR FREE FROM THEIR WEBSITE AT www.sec.gov. THE PROXY STATEMENT WAS DISTRIBUTED TO SHAREHOLDERS ON OR ABOUT SEPTEMBER 6, 2005.

YOU ARE ADVISED TO READ THE PROXY STATEMENT OF AHMED HUSSEIN IN FULL BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THIS SOLICITATION.

THIS COMMUNICATION IS BEING RELEASED ON OR ABOUT SEPTEMBER 15, 2005 BY DR. AHMED HUSSEIN.

CONTACT:

AHMED HUSSEIN

(212) 332-1700